PROSPECTUS

                                 800,000 Shares

                                [AREMISSOFT LOGO]

                                  Common Stock
                                ----------------

      By this prospectus, we may offer up to 800,000 shares of our common stock. We will provide specific terms for the sale of the shares of common stock in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

      This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

      Our common stock is quoted on the Nasdaq National Market under the symbol AREM. The last reported sale price of the shares of our common stock on the Nasdaq National Market on August 24, 2000 was $27.00 per share.

                                ----------------

      Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                The date of this prospectus is September 1, 2000

                                Table of Contents



                                                                      Page
Prospectus Summary...................................................   1
About This Prospectus................................................   1
Where You Can Find More Information..................................   1
Forward Looking Statements...........................................   2
AremisSoft Corporation...............................................   3
Risk Factors.........................................................   3
Use of Proceeds......................................................  10
Description of Capital Stock.........................................  11
Plan of Distribution.................................................  13
Legal Matters........................................................  13
Experts..............................................................  13

                               PROSPECTUS SUMMARY

      This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. To understand the terms of the offering you should read carefully this prospectus with the prospectus supplement. Together, these documents describe the specific terms of the securities we are offering. You should also read the documents listed below in "Where You Can Find More Information."

      As used in this prospectus, the terms "we," "us," "our," and "AremisSoft" mean AremisSoft Corporation and its subsidiaries, unless otherwise indicated.

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell up to 800,000 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the shares of common stock we may offer. Each time we sell shares of our common stock we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with additional information described below in "Where You Can Find More Information." The registration statement that contains this prospectus also contains exhibits and additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned below in "Where You Can Find More Information." We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read any document we file at the SEC's public reference facilities located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material, when filed, may also be obtained from the SEC's Public Reference Section located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for further information about its public reference rooms. Our SEC filings are also available on the SEC's website at "http://www.sec.gov."

      As discussed above, we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or its website. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document that we have filed as an exhibit to the registration statement for complete information.

      The SEC allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

     -    Annual  Report on Form 10-K for the  fiscal  year ended  December  31,
          1999;

     -    Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     -    Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

     - Current Report on Form 8-K filed on December 30, 1999 (as amended on Form 8-K/A filed on March 6, 2000); and

     - The description of our common stock contained in Form 8-A filed with the Commission on April 5, 1999, and any amendment or report filed for the purpose of updating such description.

      You may request a copy of these filings, other than exhibits, free of charge, by writing or telephoning us at the following address:

                             AremisSoft Corporation
                               Sentry Office Plaza
                          216 Haddon Avenue, Suite 607
                           Westmont, New Jersey 08108
                                 (856) 869-0770

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus, prospectus supplement or in any document incorporated by reference are forward-looking. In particular, that statements herein regarding industry prospects and our future results of operations or financial position are forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined below in "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements after the date of this prospectus, any prospectus supplement, or in any document incorporated by reference to conform these statements to actual results.

                             AREMISSOFT CORPORATION

      We develop, market, implement and support enterprise-wide software applications primarily for mid-sized organizations in the manufacturing, healthcare, hospitality and construction industries. Our fully integrated suite of Internet-enabled products allows our customers to manage and execute mission-critical functions within their organization, including accounting, purchasing, manufacturing, customer service, and sales and marketing.

      Our software applications use our internally developed three-tiered, object oriented software architecture, which we call the Aremis architecture. This architecture enables us to develop software solutions rapidly and cost-effectively by taking advantage of the common requirements of customers in our target markets. In addition, we believe that, with the developers based in our facilities in India, we have established a cost-effective model for implementing, supporting and enhancing our software applications.

      Our objective is to be a leading provider of enterprise-wide software applications for mid-sized organizations in the manufacturing, healthcare, hospitality and construction industries. Our strategy for achieving this objective includes:

     o    focusing on marketing to mid-sized organizations,

     o    further   penetrating   our  target  markets  in  the   manufacturing,
          healthcare, hospitality and construction industries,

     o increasing efficiencies by using our software development facilities based in India,

     o providing Internet-enabled software solutions in response to our customers' needs,

     o    expanding on our technological expertise, and

     o    expanding sales, marketing, support and service.

        Our principal executive offices are located at Goldsworth House, Denton Way, Woking, Surrey GU21 3LG, United Kingdom, and our telephone number is 011-44-1483-885-000.

                                  RISK FACTORS

        Investing in the shares of our common stock offered by this prospectus involves a high degree of risk. You should carefully consider the risks described below in addition to the other information in this prospectus and the prospectus supplement. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of the shares of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

        We have a history of losses and we could suffer losses in the future.

        Until the second half of 1997, we incurred substantial losses. Our losses were $1.6 million for 1997 and $15.3 million for 1996. As of December 31, 1999, we had an accumulated deficit of $18.9 million.

        Although we have operated profitability since the third quarter of 1997, we cannot assure you that we will sustain profitability on a quarterly or annual basis in the future. We expect to continue to incur increasing cost of revenues, research and development, sales and marketing and general and administrative expenses. If we are to continue to sustain profitability given our planned expenditure levels, we will need to generate and sustain increased revenues.

     Our quarterly operating results may fluctuate causing volatility, or decline in the market price of our common stock.

     Our revenues, gross margins and other operating results have fluctuated significantly in the past and may vary significantly from quarter to quarter. These fluctuations may be due to a number of factors, many of which are beyond our control. These factors include:

     o    the relatively long sales cycles for our products,

     o    the size and timing of our licensing transactions,

     o the timing of release, proper operation and market acceptance of our rejuvenated products, product enhancements or new products,

     o    changes in the budget cycles of our customers,

     o    seasonality of our customers' technology purchases, and

     o    foreign currency exchange rates.

     The timing of our revenue recognition can be affected by many factors, including the timing of a contract's execution and delivery, a customer's acceptance and our post-delivery obligations with respect to the installation and implementation of our products. As a result, the time between contract execution and the satisfaction of the criteria necessary for revenue recognition can be lengthy and unpredictable and, consequently, may affect our revenues. As a result, it is possible that in some future quarters our results of operations may fall below the expectations of some securities analysts and investors. In that event, the trading price of our stock may likely be materially and adversely affected.

     We may acquire other companies' products, technologies or businesses that could be difficult to integrate, disrupt our business and dilute stockholder value.

     As part of our strategy, we expect to continue to pursue acquisitions of other businesses, products and technologies. In connection with an acquisition, we may pay cash, issue stock or incur debt. Our stockholders will be diluted if we finance acquisitions by incurring convertible debt or issuing equity securities. In addition, we may be required to incur expenses related to goodwill and other intangible asset amortization.

     Acquisitions of companies and businesses also involve numerous other risks, including:

     o difficulties in the assimilation of the operations, technologies, products and personnel of the acquired business,

     o    diversion of our management's attention from other business concerns,

     o risks of entering markets in which we have no or limited direct experience, and

     o    the potential loss of key employees of the acquired business.

     From 1993 through 1996, we acquired eleven companies with aggregate annual revenues in the last fiscal year prior to acquisition of approximately $24.2 million and we recently acquired e-nnovations.com which had revenues of approximately $3.1 million in 1999. Our acquisition strategy is focused on acquisitions that are potentially larger in scope and size than any of our previous acquisitions and we cannot assure you that we will successfully integrate an acquisition of this size into our operations. Although we currently have no agreement, understanding or arrangement with respect to any future acquisitions, we continually evaluate acquisition opportunities. Any future acquisition may also disrupt our ongoing business, divert the attention of our management and employees from day to day operations and increase our operating expenses.

     Failure to manage our growth may seriously harm our ability to deliver products in a timely manner, fulfill existing customer commitments and attract and retain new customers.

     We have grown rapidly in the last five years, with total revenues increasing from $21.4 million in 1995 to $73.4 million in 1999. Our growth has placed a significant strain on our management, operations and financial resources. Our recent expansion has resulted in substantial growth in the number of our employees, the scope of our operating and financial reporting systems and the geographic area of our operations. This growth has placed, and will continue to place, a significant strain on our managerial, operational and financial resources. Accordingly, our future operating results will depend on our ability to continue to implement and improve our operational and customer support systems and to expand, train and manage our employee base. We cannot assure you that we will be able to manage our expansion successfully, and our inability to do so may seriously harm our ability to deliver products in a timely manner, fulfill existing customer commitments and attract and retain new customers.

     We must successfully develop new products and keep pace with rapid technological change to remain competitive.

     The market for our products is characterized by rapid technological changes, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. Our future success will depend upon our ability to continue to enhance our current product line and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. We cannot assure you that we will be successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others. We can also not assure you that our new or enhanced products will achieve market acceptance. Our customers utilize a wide variety of hardware, software, database and networking platforms. As a result, we must continue to support and maintain our products on a variety of these platforms. In particular, we must continue to anticipate and respond adequately to advances in other software and desktop computer operating systems like Microsoft Windows.

     We may not succeed in penetrating the e-business and application service provider markets.

     We may not have the resources, skills and product offerings that will be required to successfully penetrate the e-business and application service provider markets. To succeed in these markets, we must continue to:

     o develop expertise in marketing and selling Internet-based applications and services,

     o develop and cultivate new sales channels to market our applications to prospective customers, and

     o    hire, train and integrate new technical and sales personnel.

     The e-business and application service provider markets that we may attempt to penetrate may not become substantial commercial markets for our applications or may not evolve in a manner that will enable our applications to achieve broad market acceptance.

     Undetected errors may increase our costs and impair the market acceptance of our products and technology.

     Our products and technology have occasionally contained, and may in the future contain, undetected errors when first introduced or when new versions are released. Our customers integrate our products and technology into systems and products that they develop themselves or acquire from other vendors. As a result, when problems occur in equipment or a system into which our products or technology have been incorporated, it may be difficult to identify their cause. Regardless of the source of these errors, we must divert the attention of our engineering personnel from our research and development efforts to address the errors. We cannot assure you that we will not incur warranty or repair costs, be subject to liability claims for damages related to product errors or experience delays as a result of these errors in the future. Any insurance policies that we have may not provide sufficient protection should a claim be asserted. Moreover, the occurrence of errors, whether caused by our products or technology or the products of another vendor, may result in significant customer relations problems and injury to our reputation and may impair the market acceptance of our products and technology.

     We may be subject to product liability claims from product defects, which may harm our operating results.

     If our products malfunction or suffer from design defects, we may also be subject to product liability claims. Our license agreements with our customers typically contain provisions designed to limit our exposure to liabilities arising from product liability claims. We also maintain errors and omissions liability insurance in the amount of $6.0 million for damages as a result of product defects or errors. However, we cannot assure you that the provisions in our license agreements limiting our liability will be enforceable under international, federal, state or local laws and judicial decisions or that our insurance coverage will be sufficient to cover all losses resulting from product defects or errors. To the extent our insurance is insufficient to cover any losses we may incur, our operating results will suffer.

     Competition in the markets for our products and technology is intense. We may not be able to compete effectively in these markets and we may lose market share to our competitors.

     The markets for our enterprise-wide software applications are intensely competitive and we expect competition to intensify in the future. We may not be able to compete effectively in these markets and we may lose market share to our competitors. Our principal competitors for products sold to customers in the manufacturing industry include Epicor, Fourth Shift, QAD and Symix. We also believe that large enterprise software vendors, like Baan, Oracle, PeopleSoft and SAP, are increasing their marketing efforts to mid-sized organizations in the manufacturing industry. In the healthcare industry, our principal competitors include EMIS, GPASS, In Practice and TOREX. In the hospitality industry, our principal competitors are Innsite and MICROS Systems. In the construction industry, our competitors include Database, Estimation and FCG Computer Systems. In addition, we face indirect competition from suppliers of customized enterprise-wide software applications with highly customized software and from the internal information technology departments of large organizations who develop their own systems.

     Many of our competitors have greater resources than we do. This may limit our ability to compete effectively and may discourage customers from purchasing our products.

     Many of our competitors have greater financial, personnel and other resources than we do, which may limit our ability to compete effectively. These competitors may be able to respond more quickly to new or emerging technologies or changes in customer requirements. These competitors may also:

     o    benefit from greater economies of scale,

     o    benefit from longer operating histories and name recognition,

     o    offer more aggressive pricing, and

     o    devote greater resources to the promotion of their products.

     Any of these advantages may discourage customers from purchasing our products. If we are unable to compete successfully against our existing or potential competitors, our revenues and margins will decline.

   We face a risk from increased competition as a result of acquisitions of competitors by large software companies.

     We believe the fragmented nature of the enterprise-wide software applications market will result in future acquisitions of competitors by large software companies or strategic alliances, which will lead to significant consolidation in our industry. As a result, we may face an increase in competition from larger companies and new entrants to the industry which could harm our business and cause our stock price to decline.

     Our ability to acquire complementary businesses and products may be harmed by the increasing consolidation in our markets.

     Increasing consolidation in our markets may require us to compete with other software companies for strategic acquisition opportunities. We have acquired complementary businesses and products in the past and we expect to continue to pursue similar opportunities in the future. As competition in our markets has increased, a number of our competitors have been acquired or have entered into strategic alliances. A continuation of this trend may require us to compete with other software companies for attractive acquisition opportunities and may lead to fewer opportunities and increased acquisition costs which will harm our acquisition strategy.

     Our lengthy sales and implementation cycles may cause fluctuations in our operating results, which could cause our stock price to decline.

     Sales of our products require an extensive marketing effort because decisions to purchase these products generally involve the evaluation of the product by a significant number of a potential customer's personnel in various functional and geographic areas. Our products are generally used for division- or enterprise-wide purposes and involve significant capital outlays by customers and relatively complex installations. Potential customers generally commit significant resources to evaluate available enterprise-wide software applications and require us to provide a significant level of education about the use and benefits of our products. As a result, our sales cycle averages between one and 12 months from initial contact to execution of a license agreement. Our ability to forecast the timing and amount of specific sales is limited, and the delay or failure to complete one or more large license transactions could cause our operating results to fall below the expectations of securities analysts and investors and cause our stock price to decline.

     We are dependent on our key personnel, particularly Dr. Lycourgos K. Kyprianou, our founder and chairman of the board. Any loss of the services of our key personnel would harm our business.

     Our future success depends to a large extent on the continued services of our senior management and key personnel. In particular, we are highly dependent on the services of Dr. Lycourgos K. Kyprianou, our founder and chairman of the board. If we were to lose the services of Dr. Kyprianou or other key personnel, our ability to manage operations and generate revenues would be harmed.

     Our failure to retain and attract qualified personnel could harm our business.

     Our products require sophisticated research and development, sales and marketing, and technical customer support. Our success depends on our ability to attract, train and retain qualified personnel in each of these areas. Competition for personnel in all of these areas is intense and we may not be able to hire sufficient personnel to achieve our goals or support the anticipated growth in our business. The market for the highly-trained personnel we require is very competitive, due to the limited number of people available with the necessary technical skills and understanding of our products and technology. If we fail to attract and retain qualified personnel, our business will suffer.

     Our limited ability to protect our intellectual property and proprietary rights may harm our competitiveness.

     Our  success  is  substantially   dependent  upon  the  protection  of  our
internally developed technology, including our Aremis architecture. Our profitability could suffer if third parties infringe upon our intellectual property rights or misappropriate our technology and other assets. To protect our rights to our intellectual property, we rely on the protection provided by applicable copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. We have a trademark application pending, but do not currently hold any patents or registered copyrights. Despite our efforts, it may be possible for unauthorized third parties to copy portions of our products or reverse engineer or obtain and use information that we regard as proprietary. Policing unauthorized use of our software is difficult and, while we are unable to determine the extent to which piracy of our products exists, software piracy can be expected to be a problem. In addition, the laws of some countries, including India and the United Kingdom, do not protect our proprietary rights to the same extent as do the laws of the United States. Any failure by us to protect our intellectual property could result in competitors offering products incorporating the same or similar technology which could reduce demand for our products. Further, litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources.

   Our products may infringe on the intellectual property rights of others, which could increase our costs and negatively affect our profitability.

     We expect that enterprise-wide software applications will increasingly be subject to claims of infringement relating to software codes as the number of products and competitors in our industry segment grows and the functionality of products overlaps. We do not currently have liability insurance to protect against the risk of third party intellectual property infringement claims. Any claim, with or without merit and whether or not insured against, could be time-consuming, result in costly litigation and require us to enter into royalty and licensing agreements. These royalty or licensing agreements, if required, might not be available on terms that are acceptable to us. An infringement claim, even if not meritorious, could result in the expenditure of significant resources and could negatively affect our profitability.

     We occasionally enter into fixed price service contracts, which may lead to lower margins and harm our operating results.

     We offer a combination of enterprise-wide software applications, implementation and support services to our customers. We have, from time to time, entered into fixed-price service contracts that require us to provide support services for a fixed price regardless of our actual costs incurred in fulfilling our support service obligations. Revenues attributable to fixed-price service contracts were approximately 11% of our total revenues for 1997, approximately 11% of our total revenues for 1998 and approximately 14% of our total revenues for 1999. Our inability to successfully complete these contracts, as budgeted, could lead to lower operating margins and reduced revenues and profits.

     Our  results  of   operations   may  be  adversely   impacted  by  currency
fluctuations.

     We currently  have  operations  in  Argentina,  Bulgaria,  Germany,  India,
Ireland, Mexico, the United Kingdom and the United States and independent distributors in 14 additional countries. A significant portion of our revenues is received in currencies other than the United States dollar, primarily in the British pound. We also anticipate receiving substantial future payments in Bulgarian Leva relating to our work with the Bulgarian National Health Insurance Fund and other customers in Bulgaria. Because our financial statements are reported in United States dollars, fluctuations of the British pound and other currencies against the United States dollar have caused, and will continue to cause, us to recognize foreign currency transaction gains or losses, which may be material to our operations and impact our reported financial condition and results of operations.

     We face risks associated with doing business in international markets.

     Our principal executive offices are located in the United Kingdom. Revenues from our operations outside of the United States accounted for approximately 97% of our total revenues in 1999. We expect that a significant portion of revenues for the foreseeable future will be derived outside the United States. We are subject to risks inherent in international business activities, including:

     o difficulties in collecting accounts receivable and longer collection periods,

     o    changing and conflicting regulatory requirements,

     o    potentially adverse tax consequences,

     o    tariffs and general export restrictions,

     o    difficulties in staffing and managing foreign operations,

     o    political instability,

     o reduced protection for intellectual property rights in some countries, and

     o    fluctuations in currency exchange rates.

     The tax benefits that we currently receive in India may be lost if we fail to satisfy specified conditions.

     We maintain development and support facilities in New Delhi and Bangalore, India. As of June 30, 2000, we had approximately 40% of our workforce in India. As a means of encouraging foreign investment, the Indian government provides tax incentives and exemptions from regulatory restrictions. Among the benefits that directly affect us are tax holidays (temporary exemptions from taxation on operating income) and liberalized import and export duties. The current tax holiday to which we are entitled expires in March 2001. To be eligible for these tax benefits, we must continue to meet specified conditions including continuing to operate in a qualified software technology park and exporting sales of at least 75% of our inventory turnover. Our failure to meet these conditions could result in cancellation of the benefits or a requirement to pay damages in an amount as later determined by the Indian government and customs duty on plant, machinery, equipment, raw materials, components and consumables. In addition, goods, raw materials and components for production imported by our offices in India are generally exempt from the levy of a customs duty. These tax benefits could be discontinued or modified in the future which could significantly harm our operations in India.

     Our operating results may be harmed by changing conditions in India.

     Although wage costs in India are significantly lower than in the United States, the United Kingdom and similar markets for comparably skilled software engineering and other technical personnel, wages in India are increasing at a faster rate than in the United States and the United Kingdom. In the past, India has experienced significant inflation and shortages of foreign exchange, and has been subject to civil unrest and acts of terrorism. Although the effect of inflation on our financial statements for the periods discussed in this prospectus has been insignificant, increases in inflation in the future or changes in interest rates, taxation or other social, political, economic or diplomatic developments could harm our operating results.

     Our products for the healthcare industry are subject to government regulations and specifications that can be difficult to satisfy. Our efforts to satisfy these regulations and specifications may cause the prices of our products to increase substantially, which may adversely affect sales.

     Our products designed for the healthcare industry in the United Kingdom are regulated by the National Health Service, a governmental agency commonly referred to as the NHS, through a product accreditation procedure. While our healthcare products currently meet NHS specifications for information systems, these requirements are expected to be updated pursuant to the NHS' new Information Management and Technology Strategy. The new mandatory specifications are expected to require that all information technology systems in the United Kingdom's healthcare marketplace conform with one another. Although we are currently modifying our healthcare industry products in anticipation of the proposed specifications, we may not meet all of these specifications or, if we meet them, our related costs may be substantial and make the cost of our healthcare products prohibitive for our customers. In addition, we have experienced and expect to continue to experience a decrease in purchases of our existing healthcare products as organizations in the healthcare industry in the United Kingdom postpone purchases pending release of final regulations and specifications. These regulations and specifications, as well as future changes to NHS specifications for information systems, could harm our revenues from healthcare related products.

     It may be difficult to enforce a U.S. judgment against us, our officers and directors and some of the experts named in this prospectus, or to assert U.S. securities laws claims in the United Kingdom and to serve process on substantially all of our officers and directors and these experts.

     A majority of our directors, all of our executive officers and some of the experts named in this prospectus are nonresidents of the United States. A substantial portion of our assets and all or a substantial portion of the assets of these officers and experts are located outside of the United States. As a result, it may be difficult to effect service of process within the United

States with respect to matters arising under the United States securities laws or to enforce, in United States courts, judgments predicated upon civil liability under U.S. securities laws. It also may be difficult to enforce in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, civil liabilities predicated upon U.S. securities laws.

     Dr. Kyprianou owns a large percentage of our voting stock and has significant influence over matters requiring shareholder approval, which could delay or prevent a change of control.

     As of August 24, 2000, Dr. Kyprianou beneficially owned approximately 48.9% of our outstanding common stock. In connection with the private placement with Info-quest, an information technology company listed on the Athens Stock Exchange, Dr. Kyprianou and Info-quest entered into a voting agreement. As a result of the voting agreement, Dr. Kyprianou's beneficial ownership includes shares held by Info-quest. The voting agreement requires Dr. Kyprianou to vote his shares to elect board representatives of Info-quest and Info-quest is similarly required to vote its shares for the board representatives nominated by our board of directors. In addition, the agreement provides that each of Dr. Kyprianou and Info-quest vote their shares by mutual agreement on all other matters. As a result, these stockholders may, as a practical matter, be able to substantially influence all matters requiring stockholder approval which could delay or prevent a change of control.

     Our common stock price has been volatile in the past and may be volatile in the future.

     The market price of our common stock is highly volatile and may be subject to significant fluctuations in response to actual or anticipated variations in quarterly operating results and other factors. From the time of our initial public offering through August 24, 2000, the closing price of our common stock reported on the Nasdaq National Market has ranged from $3 7/8 to $46 1/8 per share. In addition, the stock market in general, and the market for technology related stocks in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

     Provisions of our corporate documents and Delaware law could deter takeovers which may prevent you from receiving a premium for your shares.

     Provisions of our certificate of incorporation, bylaws and Delaware law could delay, defer or prevent a change in our control. Our board of directors has the authority to issue up to 15,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares, including voting rights, without any further vote or action by the stockholders. The rights of our common stockholders could be adversely affected by the rights of preferred stockholders in the future. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner under Delaware law. The ability of our board of directors to issue shares of preferred stock without further stockholder approval, as well as the anti-takeover provisions of Delaware law, could have the effect of delaying, deferring or preventing a change in control, even if doing so would be beneficial to our stockholders.

     We do not expect to pay dividends.

     We have never declared or paid any cash dividends on our common stock. We currently expect to retain our future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our common stock being offered herein for working capital and other general corporate purposes and capital expenditures. We may also apply a portion of the net proceeds to acquire or invest in businesses, products or technologies that complement ours. We have no present plans, agreements or arrangements with respect to any acquisitions or investments. Pending these uses, we will invest the net proceeds in government securities and other short-term, investment-grade, interest-bearing instruments.

                          DESCRIPTION OF CAPITAL STOCK

General

     Our certificate of incorporation provides for authorized capital stock of 100,000,000 shares, consisting of 85,000,000 shares of common stock, $.001 par value per share, and 15,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have preemptive rights. Our certificate of incorporation does not provide for cumulative voting for the election of directors. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable. In the event of any liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to share ratably in our assets remaining after the payment or provision for payment of all of our debts and obligations and liquidation payments to holders of outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

     Our certificate of incorporation authorizes 15,000,000 shares of undesignated preferred stock. The board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could reduce the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

     Provisions of our certificate of incorporation and bylaws summarized in the following paragraphs may have the effect of discouraging a future takeover attempt that is not approved by our board of directors but that individual stockholders may deem to be in their best interests or by which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also make the removal of our board of directors or management more difficult.

Preferred Stock

     Our board of directors has the authority to authorize issuance of shares of preferred stock and to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist management in retaining our position.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

     Our bylaws require that a stockholder give no fewer than 60 nor greater than 90 days advance written notice with regard to the nomination of candidates for election as directors and with regard to other matters to be brought before our annual meeting of stockholders. Although our bylaws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, our bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed which may also discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control, even if the conduct of the solicitation or attempt might be beneficial to us and our stockholders.

Delaware Law

     We are subject to Section 203 of the Delaware General Corporation Law that generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder, as defined below, for a period of three years following the time that the stockholder became an interested stockholder, unless:

     o before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

     o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

     o at or after such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     For purposes of Section 203 of the Delaware General Corporation Law, an "interested stockholder" is defined as any person that is:

     o the owner of 15% or more of the outstanding voting stock of the corporation, or

     o an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     Section 203 of the Delaware General Corporation Law may have the effect of delaying, deterring or preventing a change in control without further action by our stockholders.

                              PLAN OF DISTRIBUTION

     We may sell all or a portion of the common stock:

     - through one or more underwriters or dealers for public offering and sale,

     -    directly to investors,

     -    through agents, or

     - through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

     We may distribute the common stock from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

     -    at market prices prevailing at the times of sale,

     -    at prices related to such prevailing market prices, or

     -    at negotiated prices.

     We will describe the method of distribution of the common stock in the prospectus supplement. Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of the common stock. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. In the prospectus supplement we will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents also may be entitled to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     We may grant underwriters who participate in the distribution of the common stock an option to purchase additional shares of common stock to cover over-allotments, if any, in connection with the distribution.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Bartel Eng Linn & Schroder, Sacramento, California.

                                     EXPERTS

     Our consolidated financial statements incorporated in this prospectus by reference have been so incorporated in reliance on the authority of Pannell Kerr Forster, chartered accountants, independent auditors, upon the authority of such firm as experts in accounting and auditing.